PRESS RELEASE

THE CHEESECAKE FACTORY ANNOUNCES TEN MILLION SHARE

INCREASE IN SHARE REPURCHASE AUTHORIZATION

Company Plans to Increase Leverage to Support Share Repurchases;

Company Expands Board of Directors to Eight and Appoints

Two New Independent Board Members

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA — February 14, 2008 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced that as part of its recently announced fiscal 2008 business plan, its Board of Directors has approved a ten million share increase in the Company’s share repurchase authorization.  As a result, the Company now has approximately 17.5 million shares available for repurchase.

In addition to the free cash flow of approximately $80 million to $90 million that the Company expects to generate in fiscal 2008 and utilize in support of share repurchases, the Company is in discussions with its lenders to increase its revolving credit facility by approximately $50 million to $100 million to further support its plan to return capital to shareholders in fiscal 2008.

“We are executing on our plan to return capital to shareholders and are pleased to have the increased share repurchase authorization in place.  The extension of our repurchase authorization reflects our confidence in The Cheesecake Factory and demonstrates our ongoing commitment to increase shareholder value,” said David Overton, Chairman and CEO.  “We expect the additional financing to support our share repurchases to be finalized shortly, which will position us to immediately take advantage of opportunities to repurchase our shares, in accordance with our trading policy and as market conditions warrant.”

The Company also announced that the Board of Directors has increased its size to eight members from six members, and unanimously elected Allen J. Bernstein and Alexander L. Cappello to fill the newly created vacancies, effective February 12, 2008.  In addition to their appointments to the Board of Directors, Mr. Bernstein will serve on the Compensation Committee and Mr. Cappello will serve on the Audit Committee.

“We are pleased to announce the appointments of two new independent directors to our Board—Allen J. Bernstein and Alexander L. Cappello—and extend a warm welcome to both of them.  Allen adds an enormous amount of restaurant industry and general management expertise to our Board, and Alex brings an extensive background in finance and service on civic and corporate boards.  We believe that the expansion of the Board and the addition of two highly qualified individuals will be a benefit in broadening the expertise represented on our Board,” concluded Overton.

Mr. Bernstein is the President of Endeavor Restaurant Group, Inc.  He founded and served as Chairman and Chief Executive Officer of Morton’s Restaurant Group, Inc. from 1989 through 2005 and presently serves as its Chairman Emeritus.  He currently serves on the Board of Directors of a number of privately held companies, including Charlie Brown’s Steakhouse, Caribbean Restaurants, LLC, and Bravo Development, Inc.  In addition, Mr. Bernstein is non-executive Chairman of the Board of Perkins & Marie Callenders, Inc., as well as Director Emeritus of McCormick & Schmick’s Seafood Restaurants.  He also serves on both the Board of Directors and Board of Trustees of the American Film Institute.

Mr. Cappello is Chairman and Chief Executive Officer of Cappello Capital Corp., a global merchant banking firm, which has conducted business in 50 countries where its principals have completed over $110 billion in transactions.  Mr. Cappello has more than 30 years of global experience in corporate management, corporate finance, and investment banking and merchant banking.  He currently serves as a Trustee for the University of Southern California and past President of its Alumni Association Board of Governors.  In addition, he serves as a Trustee of the City of Hope, and a director of California Republic Bank and the RAND Corporation Center for Middle East Public Policy.  Mr. Cappello has previously served as Chairman of the International Board of the Young Presidents Organization, Chairman of Inter-Tel, Inc. and has served as a director for a number of public companies prior to their acquisition or privatization, including Koo Koo Roo, Inc., Cytrx Corp., and Genius Products, Inc.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry.  The Company operates 139 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and fiscal 2007 average annual unit sales of approximately $10.4 million.  Grand Lux Cafe®, the Company’s second concept, has 13 units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $12.7 million in fiscal 2007.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 50 varieties of quality cheesecakes and other baked products.  Additionally, the Company operates one self-service, limited menu express foodservice operation and licenses two bakery cafe outlets to another foodservice operator.  For more information, please visit thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” and “would,” and similar expressions that are intended to identify forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Approximately 17.5 million shares of the Company’s common stock may be purchased under the Company’s share repurchase authorization.  This authorization does not require the Company to purchase a specific number of shares and it may be modified, suspended or terminated at any time.  The timing and number of shares repurchased, if any, pursuant to the share repurchase authorization will be subject to a number of factors, including current market conditions, legal constraints and available cash or other sources of funding.  The Company is in discussion with its lenders to extend its revolving credit facility, but there can be no assurance that the Company will be able to secure financing in the amount that it desires or at terms acceptable to the Company.  The availability and terms of additional financing are subject to a number of factors, some of which are beyond the control of the Company, including general economic conditions.  Forward-looking statements speak only as of the dates on which they were made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the Securities and Exchange Commission.  These filings are available on a website maintained by the Securities and Exchange Commission at www.sec.gov.

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